Exhibit 99.1

FOR IMMEDIATE RELEASE

China XD Plastics Announces Signing of Land and Construction Project Purchase Agreement to Support Its Capacity Growth Plan

HARBIN, China, May 9, 2011 - China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (Nasdaq: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced that its subsidiary, Harbin Xinda Macromolecule Material Co. Ltd. (“Harbin Xinda”), entered into a land use right and construction project purchase agreement (the “Agreement”) to purchase the land use rights to an aggregate of 198,913.7 square meters (approximately 50 acres) located in South Harbin Industrial Park, PRC (the “Property”), and construction project currently in process on the Property, for an aggregate purchase price of RMB94.99 million (approximately U.S. $14.6 million).

The Property pertaining to the Agreement was subject to repossession by the Harbin government due to a funding shortage of its current land use owner, Harbin Shengtong Engineering Plastics Co. Ltd. (“Harbin Shengtong”). In order to further support Harbin Xinda’s development, the Harbin government of Harbin Development District has facilitated the transaction and Harbin Shengtong has agreed to sell the Property to Harbin Xinda at a purchase price that is more than 20% below the appraised market value of the land.

According to the Agreement, Harbin Xinda shall pay for the Property in three installments. The first installment of RMB 35 million (approximately US$5.4 million) shall be made five (5) business days after signing of the Agreement. The second installment of RMB 41 million (approximately US$6.3 million) shall be made by June 20, 2011 and the last installment of RMB 19 million (approximately US $2.9 million) shall be made before October 30, 2011; provided that by such time Harbin Shengtong has completed the title transfer of all land use rights to Harbin Xinda.

China XD Plastics’ management shall determine the construction design plans, as well as the budget, based on the existing construction project on the land, for the new plant and the new research center, and expects to submit the plans and the budget to its board of directors by the end of May 2011 for board approval.

“The signing of this land purchase agreement is a significant milestone for our long term growth strategy and a solid step towards achieving our capacity expansion plan,” commented Mr. Jie Han, Chairman of China XD Plastics.  “With this new asset in place, the Company will have a sufficiently expanded platform in place to realize the resource integration, equipment upgrade, and steady capacity expansion needed to fully benefit from the rapid growth of modified plastics used in automotive applications including those in the alternative energy vehicles, a key element of our long-term strategy.”

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 60 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. As of December 31, 2010, 177 of Xinda’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Company’s business and operations; the Company’s ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Limited Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Tienan Han, IR Manager Phone: +86-451-8434-6600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Bryan Degnan +1-212-889-4350 ChinaXD@ Taylor-Rafferty.com Taylor Rafferty (HK): Mahmoud Siddig, Managing Director +852-3196-3712 ChinaXD@Taylor-Rafferty.com